FS KKR Capital Corp. II 8-K

Exhibit 99.1

FSKR post-listing shareholder call 7.01.20

DATE: Wednesday, July 1, 2020

TIME: 11:00 AM ET

PRESENTERS

Robert Paun

Brian Boulerice

Rob Hoffman

Section I: Introduction and HOUSEKEEPING (BOULERICE)

Slides 1 & 2: Housekeeping / Cover slide

•	Greeting and intro

•	Explanation of Q&A format, etc.

Slide 3: Agenda

•	Goal is to address the most frequently asked questions we have received since listing FS KKR Capital Corp. II’s common shares on the New York Stock Exchange.

•	We will refer to FS KKR Capital Corp. II as FSKR throughout the call.

Section II: frequently asked questions (PAUN)

Slide 4: Transition slide / Why list now?

Slide 5: FSKR is the result of a four-way BDC merger

•	Before discussing the strategic rationale of the listing, let me first start with perspective on how the FS/KKR BDC platform was established.

•	FSKR was created through the mergers of FSIC II, FSIC III, FSIC IV and CCT II in December of last year. With the listing on June 17, FSKR trades on the NYSE under the ticker FSKR.

•	FSKR is now the third largest BDC in the market based on assets as of March 31, 2020.

•	Prior to the listing of FSKR, FS KKR Capital Corp. (Ticker: FSK) was the sole publicly traded BDC managed by the FS/KKR Advisor. FSK was formed through the merger of FSIC and CCT in 2018.

•	Between the two BDCs, FS/KKR Advisor manages over $15B in BDC assets. We believe the size and scale created through the mergers is a significant competitive advantage, particularly in today’s market environment.

Slide 6: Listing creates optionality for all stakeholders

•	On the next few slides, we recap the strategic rationale and answer the question of “why now”?

•	To summarize slide 6, a listing creates optionality for all stakeholders.

•	The listing serves as a catalyst for us to execute on several strategic options for our shareholders, FSKR and our portfolio companies.

•	The listing not only provided investors the option for liquidity, it provided a way for us to unlock over $1 billion of capital by accepting shareholder approval to increase regulatory leverage to 2:1 which we can use in ways that we believe will ultimately help maximize shareholder value and provide a path to enhancing the fund’s dividend yield and return on equity over the long-term.

•	This capital could be strategically deployed in an effort to support FSKR’s existing portfolio companies and take advantage of opportunities created by the current market disruption due to, among other things, COVID-19.

•	Especially in today’s market, liquidity is king and we want to ensure that this capital is available to support our existing portfolio companies and, in turn, maximize value for our shareholders.

•	We also believe that the environment will present opportunities to selectively add highly accretive investments to the portfolio due to the market dislocation.

Slide 7: Responding to rising investor demand for liquidity

•	Another consideration for the listing was that we recognized that even prior to the COVID-led volatility, there was strong investor demand for liquidity based on investors’ participation in the predecessor funds’ quarterly tenders.

•	The tenders were suspended in Q2 2019 ahead of the mergers based on regulatory requirements and remained suspended in anticipation of the listing.

•	The number of shares requested for repurchase steadily increased since Q1 of 2017 and the pro-rata amounts declined in parallel. The percentage of shares tendered has averaged approximately 5-10% of total shares outstanding at the time of repurchase.

Slide 8: Transition slide / How was the initial trading price determined?

Slide 9: IPO vs. listing

•	One of the most common questions we have received from shareholders is how the direct listing of FSKR’s shares differed from a traditional initial public offering, or IPO. So, let me start there.

•	Unlike a traditional IPO in which a company typically raises equity capital by issuing new shares to investors within a predetermined price range, FSKR listed its existing shares held by current shareholders on the NYSE.

•	The trading price was ultimately determined based on supply/demand for the shares as opposed to a predetermined listing price.

•	We conducted dozens of virtual meetings, in a similar fashion to a traditional roadshow, with prospective institutional investors in the weeks prior to the listing to help build demand for FSKR’s shares at and following the listing.

•	The investors were a mixture of mutual fund managers, private wealth management firms, hedge funds and other institutions. In addition, we have spoken to many equity research firms, including those that currently provide research on FSK’s stock.

•	We believe these efforts will ultimately helped build awareness for FSKR’s stock in the public markets and may continue to do so.

Slide 10: 4:1 reverse stock split

•	Before getting into the specifics of the first day of trading, it’s important to remember that FSKR executed a 4:1 reverse stock split shortly prior to the listing.

•	Many public BDCs issued shares through an IPO at an initial public offering price of $25.00 while most non-traded BDCs, including FSKR prior to its listing, issued shares through a continuous offering based on an initial price of $10 per share.

•	The reverse split helped align FSKR’s net asset value per share with its public peers as the FSKR’s adjusted net asset value per share as of March 31, 2020 was $24.68.

•	On the right hand side of this slide we provide a simple example of the reverse split. As you can see, there was NO change to underlying shareholder value and that was not the intent of the split.

•	The goal was simply to align FSKR’s net asset value with its large public BDC peers, which generally range between $15 to $25 per share.

•	We also believe that having a publicly traded stock with a market price above $10 will attract more institutional money into the stock, as some funds have internal policies that do not allow the purchase of a company’s shares that trade in the single digits.

•	As we will discuss in the next section, BDCs may trade above or below their net asset value depending on a number of factors.

Slide 11: Determining the initial price

•	I’ll turn to the next slide and walk through how the initial trading price was determined.

•	Prior to the listing, FSKR’s last publicly disclosed net asset value was $24.68 per share, after adjusting for the reverse stock split. And, as I noted on the earlier slide, $24.68 was not the predetermined listing price.

•	The initial trading price was based on the supply of shares available for sale and demand for those shares.

•	On the morning of the listing, FSKR’s third-party market specialist aggregated buy and sell orders as part of the price discovery process.

•	Keep in mind June 17 was the very first day that the stock traded publicly on the exchange so the public market for FSKR shares was being created for the first time as buyers and sellers got to their seats and placed their orders that morning.

•	Initial indications of interest filtered in throughout the morning. That’s the technical term for buyers indicating the prices at which they would have interest in purchasing FSKR shares. And, of course, certain shareholders were seeking to sell their shares that first day of trading.

•	As the bid-ask spread narrowed, meaning the gap between the prices at which buyers were willing to pay for shares and the price that sellers were offering their shares came closer together and, ultimately held in a tight range, the first trade was executed at approximately 12:15 p.m. at $13.75 per share.

•	Financial advisors and our shareholders have asked whether they missed the opportunity to sell at $24.68 or prices other than the initial trading price and the answer is no. The trading price was based on the supply and demand in the market.

•	The shares closed at $14.30 per share, or approximately 57% of the FSKR’s net asset value, on the day of listing.

•	With that, I’ll now turn it back to Brian.

Slide 12: Transition slide / Why did the shares trade below FSKR’s net asset value?

Slide 13: Short term technical pressure not reflective of portfolio quality

•	There are many factors that can contribute to a BDC trading at either a premium or discount to its net asset value per share, including supply and demand for the BDC’s shares.

•	BDCs are said to trade at a premium when the trading price is higher than net asset value per share and at a discount when the trading price is lower than net asset value per share.

•	While we understand investors’ desire for liquidity, we believe many investors have sought liquidity irrespective of FSKR’s net asset value.

•	For example, based on FSKR’s closing price of $14.30 per share on June 17, FSKR’s dividend yield was approximately 17%, based on the annualized amount of FSKR’s second quarter distribution of $0.60 per share.

•	This trading price would imply that approximately 20% of FSKR’s portfolio has no value. We do not believe that is a true reflection of fundamental performance.

•	For context, non-accruals, which are investments where there is a reasonable doubt that the interest income will not be collected, were 5.7% as of March 31, 2020 based on fair value.

•	We continue to work with the management teams and equity owners of these companies to maximize shareholder value for our investors. This can be achieved in a few ways, including working with the companies’ equity owners to provide additional capital, extending the maturity of debt, providing additional financing or restructuring our investment.

Slide 14: Transition slide / What is secondary market support?

Slide 15: Significant secondary market support exists across the FS/KKR Advisor platform

•	FSKR and affiliates and employees of the owners of FS/KKR Advisor have committed capital that may be deployed from time to time to purchase FSKR’s and FSK’s shares in the secondary market.

•	There are three main sources of secondary support:

o	The first is a $100 million FSKR share repurchase plan.

•	This means FSKR will use its own capital to repurchase and retire the shares. FSKR will disclose the amount of shares repurchased through its quarterly filings with the SEC along with the average transaction price.

•	The parameters of the share repurchase plan are not publicly disclosed in order to prevent “front running” of the plan. As disclosed in our public materials, we expect these purchases may be made at prices below net asset value so that the purchases are accretive to FSKR and our shareholders.

•	In addition, there is a $350 million co-investment vehicle for FSKR and FSK, with $100 million initially allocated to purchase FSKR shares. The vehicle is funded by $100 million in commitments from affiliates of FS Investments and KKR, with $250 million provided by a single institutional investor.

•	And finally, there is a $124 million co-investment vehicle that may purchase shares of FSKR and/or FSK, with $18 million in commitments from affiliates of FS Investments and KKR and over $100 million provided by institutional investors.

•	The timing of purchases for the co-investment vehicles are not public nor will the purchases be made public as these are not FSKR-sponsored programs.

•	There can be no assurance as to the timing or amount of purchases of FSKR’s shares by FSKR or the investment funds, or whether FSKR or either of the investment funds will purchase any shares of FSKR at all.

•	For additional context, FSK completed a $200 million buyback this year and funds advised by FS/KKR advisor repurchased nearly $500M in total across our BDC platform.

Slide 16: Transition slide / Next steps and considerations

Section II: What are my options & resources (BOULERICE)

Slide 17: What are my options

•	Sell: Investors who wish to sell their shares may do so through their broker or by following the instructions noted above for directly held shares.

•	Hold: There is no requirement to take action. Investors may continue to hold their shares. If they do so, investors will remain entitled to receive any distributions that the Fund may declare in the future.

•	Buy: Finally, investors may also purchase shares through their broker or, if the shares are held directly, can use the information provided in a Direct Registration Transaction Advice form to move shares to a brokerage account. DRTA forms have been mailed to investors.

•	We would encourage all shareholders to visit www.FSproxy.com for additional resources.

Slide 18: Resources

•	Before opening it to questions, I’d remind everyone on the call today that we have posted investor-friendly resources at www.FSproxy.com.

•	FSproxy.com will remain live for the full duration of the listing process.

•	With that, we will take just a short pause to aggregate questions. Thanks for your patience.